EXHIBIT 16.1





May 2, 2006

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549



Gentlemen:

We have read Item 4.01 "Changes in Registrant's Certifying Accountant" of Form 8-K dated May 2, 2006 of Secured Digital Applications, Inc. and we are in agreement with the statements contained therein.






/s/Rotenberg Meril Solomon Bertiger & Guttilla PC.
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/s/Rotenberg Meril Solomon Bertiger & Guttilla PC.

Saddle Brook, NJ